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                                                                   Exhibit 3.5.2

                            CERTIFICATE OF CORRECTION

                                       OF

             CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RELATIVE,
               PARTICIPATING, OPTIONAL AND OTHER SPECIAL RIGHTS OF
                  10 1/2% SERIES C CONVERTIBLE PREFERRED STOCK

                                       OF

                                  CD RADIO INC.

                      ------------------------------------

                    PURSUANT TO SECTION 103(f) OF THE GENERAL
                    CORPORATION LAW OF THE STATE OF DELAWARE

                      ------------------------------------

                  CD Radio Inc., a Delaware corporation (the "Corporation"), certifies pursuant to Section 103(f) of the Delaware General Corporation Law that:

                  FIRST: A Certificate of Designations, Preferences and Relative, Participating, Optional and Other Special Rights of 10 1/2% Series C Convertible Preferred Stock (the "Certificate of Designations") was filed in the office of the Secretary of State of Delaware on the 18th day of November, 1997.

                  SECOND: The Certificate of Designations so filed is an inaccurate record of the corporate action therein referred to in that Section 1 incorrectly states the number of authorized shares of 10 1/2% Series C Convertible Preferred Stock of the Corporation (the "Series C Preferred Stock"),
Section 3(a)(1) incorrectly describes the formula for calculating dividends on shares of Series C Preferred Stock, and Section 6(h) incorrectly states the method for calculating an automatic exchange of shares of Series C Preferred Stock for shares of the Corporation's Series D Preferred Stock.

                   THIRD: The Certificate of Designations is corrected so that
Section 1 of said Certificate shall read in its entirety as set forth below:

                  "Number of Shares: Designation. A total of 2,000,000 shares of Preferred Stock of the Corporation are hereby designated as 10 1/2% Series C Convertible Preferred Stock (the "Series C Preferred Stock"). The number of authorized shares of Series C Preferred Stock may be decreased, at any time and from time to time, by resolution of the Board of Directors of the Corporation; provided, however, that no decrease shall reduce the authorized number of shares of the series to a number less than the number of shares of Series C Preferred Stock outstanding."

                   FOURTH: The Certificate of Designations is corrected so that
Section 3(a)(1) of said Certificate shall read in its entirety as set forth below:

                  "Except as provided in Section 3(a)(2) hereof, the holders of the issued and outstanding shares of the Series C Preferred Stock shall be entitled to




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         receive, as and when declared by the Board of Directors, out of funds legally available therefor in the case of dividends paid in cash, cumulative dividends at the annual rate per share of 10.5% of the sum of (x) the Liquidation Preference (defined in Section 5 hereof) and (y) all accrued and unpaid dividends, if any, whether or not declared, from the date of issuance of the shares of Series C Preferred Stock to the applicable dividend payment date. Dividends on shares of Series C Preferred Stock shall accrue quarterly at the rate per share of 2.625% of the sum of (x) the Liquidation Preference and (y) all accrued and unpaid dividends, if any, whether or not declared, from the date of issuance of the shares of Series C Preferred Stock to the applicable dividend payment date and shall be payable quarterly in arrears initially on November 15, 2002 (the "First Scheduled Dividend Payment Date") and thereafter on February 15, May 15, August 15 and November 15 of each year (each, a "Dividend Payment Date"), except that if any Dividend Payment Date is not a business day then the Dividend Payment Date shall be on the first immediately succeeding business day (as used herein, the term "business day" shall mean any day except a Saturday, Sunday or day on which banking institutions are legally authorized to close in The City of New York). No dividends shall be paid to the holders of Series C Preferred Stock prior to the First Scheduled Dividend Payment Date, except as provided in Section 3(a)(2) hereof or unless prior to such date, shares of Series C Preferred Stock are redeemed by the Corporation pursuant to Section 4 hereof or purchased by the Corporation upon a Change of Control (as defined herein) pursuant to Section 6 hereof, in which case the holders of such shares of Series C Preferred Stock redeemed or purchased by the Corporation shall be entitled to receive accrued dividends on the date of redemption or purchase thereof, as the case may be."

                   FIFTH: The Certificate of Designations is corrected so that
Section 6(h) of said Certificate shall read in its entirety as set forth below:

                  "Automatic Exchange. (1) If the Corporation has not consummated a Qualifying Public Offering (defined below) by May 15, 1998 (the "Automatic Exchange Date"), then all shares of Series C Convertible Stock shall be automatically exchanged (the "Automatic Exchange") for shares of the Corporation's Series D Convertible Preferred Stock (the "Series D Preferred Stock") on the Automatic Exchange Date at a rate of one share of Series D Preferred Stock, with an initial liquidation preference of $102.50 for each $100 in Automatic Exchange Rate Liquidation Preference represented by shares of Series C Preferred Stock held by a holder. The Automatic Exchange Rate Liquidation Preference for the Series C Preferred Stock shall be $69.6145 per share (the amount determined by multiplying (x) the liquidation preference of the Series C Preferred Stock being exchanged, (without accrued and unpaid dividends thereon) by (y) 0.696145). As used herein, a "Qualifying Public Offering" means the sale of any equity or debt securities by the Corporation in one or more offerings occurring after the date of the initial issuance of the 5%







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         Delayed Convertible Preferred Stock yielding gross proceeds in an aggregate cash amount of not less than $100 million."




                  IN WITNESS WHEREOF, the undersigned officer of the Corporation does hereby certify under penalties of perjury that this Certificate of Correction to the Certificate of Designations is the act and deed of the Corporation and the facts stated therein are true and, accordingly, has hereunto set his hand this day of January, 1998.

                                            CD RADIO INC.

                                       By:           /s/  Lawrence F. Gilberti
                                                     ---------------------------
                                                     Name:  Lawrence F. Gilberti
                                                     Title:  Secretary




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